Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), is being offered by Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), to John J. Sperzel III (“Employee”) on January 6, 2020.

This Agreement may be accepted by Employee by executing it without change and delivering it to the Company no later than 5 p.m., Eastern standard time, on January 7, 2020 (the “Offer Expiration Date”). This Agreement will not become effective or enforceable for a period of seven calendar days following the date of such delivery (the “Revocation Period”), during which time Employee may further review and consider this Agreement and revoke his acceptance of this Agreement by notifying the Company in writing. To be effective, such revocation must be received by the Company no later than the last day of the Revocation Period. Provided that this Agreement is timely executed and delivered as set forth above and Employee has not timely revoked it, the eighth calendar day following the date on which this Agreement is executed and delivered to the Company shall be the “Effective Date”.

Whereas, Employee is currently employed by the Company as its Chief Executive Officer and currently serves as a member of the Company’s Board of Directors;

Whereas, Employee is party to an Employment Agreement with the Company entered into as of March 31, 2017 and effective as of March 13, 2017 (the “Employment Agreement”);

Whereas, Employee’s position as an employee and director of the Company terminated at 5 p.m., Eastern standard time, on January 3, 2020 (the “Separation Date”);

Whereas, this Agreement contains a general release of claims that Employee may have against the Company and its subsidiaries and affiliated companies (collectively, the “Company Group”), and their respective affiliates and related parties, and by delivery of this Agreement, Employee is notified, and acknowledges his understanding, that Employee’s execution of this Agreement and its effectiveness as set forth above is required for Employee to receive any of the payments and benefits set forth in this Agreement; and

Whereas, except as expressly set forth in this Agreement, the parties intend for this Agreement to supersede any and all prior agreements that Employee has with any member of the Company Group relating to the terms and conditions of his employment or service with any member of the Company Group following the Effective Date.

Now, Therefore, in consideration of the promises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee agree as follows:

1.
Employment Status. Employee acknowledges and agrees that termination of his service with the Company and from each other position he holds as an officer, director or other service provider of any member of the Company Group became effective on the Separation Date. Except as otherwise expressly set forth in this Agreement, Employee shall not represent himself after the Separation Date as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through any member of the Company Group, except as otherwise provided in this Agreement.

2.	Separation Payments and Benefits; Trading Restrictions; Taxes.

(a)
Accrued Amounts. Following the Separation Date, Employee will be paid or provided all accrued but unpaid base salary and approved unreimbursed business expenses through the Separation Date, if any, regardless of whether this Agreement becomes effective. In addition, except as set forth in the last sentence of this paragraph, Employee shall be entitled to all benefits accrued up to the Separation Date, to the extent vested, under all employee benefit plans of any member of the Company Group in which Employee participates in accordance with the terms of such plans and to any other amounts required to be paid pursuant to applicable law. For the avoidance of doubt, following the date on which Employee’s coverage under the Company group health plan would otherwise terminate, Employee shall be entitled to enroll in Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage under the Company’s group health plan, as provided under the applicable law, at his expense. Information about electing COBRA coverage will be provided to Employee in connection with his separation from service in accordance with the Company’s customary practices. Notwithstanding the foregoing, and for the avoidance of doubt, Employee agrees that he is not due any compensation from any member of the Company Group with respect his employment or other service with any member of the Company Group or the termination thereof, other than the unpaid base salary and approved unreimbursed business expenses set forth above and as set forth in Section 2(b), related to severance, accelerated vesting of equity awards, accrued but unused vacation, and any prior, current or future performance periods under any cash bonus plan.

(b)
Severance Payment. In consideration for and subject to the terms contained in this Agreement, including Employee’s agreement to, and continued compliance with, the non-competition and other provisions set forth in Section 6(b), as well as the timely execution and non-revocation of this Agreement, Employee will be entitled to receive and retain a cash amount equal to one million dollars ($1,000,000.00), five hundred thousand dollars ($500,000) of which will be payable in a lump sum to Employee on the Company’s first regular payroll date following the Effective Date (the “First Payroll Date”), and five hundred thousand dollars ($500,000) of which will be payable to Employee over twelve months in equal installments on the Company’s regular payroll dates beginning with the Company’s first regular payroll date following the First Payroll Date.

(c)
No Further Benefits. Employee acknowledges and agrees that the payment provided pursuant to Section 2(b) is in full discharge of any and all liabilities and obligations of each member of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including any and all obligations arising under any written or oral agreement, policy, plan or procedure of any member of the Company Group or any understanding or arrangement between Employee and any member of the Company Group, provided that the foregoing expressly excludes (i) any Claim (as defined in Section 3(a)) to enforce any right Employee has under this Agreement, including the right to the payment under Section 2(b), and (ii) any right that cannot be released as a matter of law (collectively, “Unreleased Claims”).

(d)
Equity, Equity Awards and Equity Plans. Employee may exercise any options granted under the Company’s stock incentive plans that are vested and are exercisable as of the Separation Date to the extent provided and in accordance with the provisions of such stock incentive plans. Employee forfeited any unvested stock options and  restricted stock outstanding as of the Separation Date. Employee is not be eligible for additional grants of stock options or restricted stock or any other equity awards following the Separation Date. Employee is not entitled to any accelerated vesting of equity awards in connection with his termination of service with the Company or any other member of the Company Group. Employee does not have any “put rights” with respect to any equity of the Company or any other member of the Company Group. Employee acknowledges that his equity awards ceased vesting following the Separation Date and the following portions of the following equity awards are vested and outstanding: 250,000 shares of the Company’s common stock (“Common Stock”) covered under the stock option granted by the Company on March 13, 2014; 3,333 shares of Common Stock covered under the stock option granted by the Company on March 15, 2017; 13,333 shares of Common Stock covered under the stock option granted by the Company on March 31, 2017; and 32,815 shares of Common Stock under a restricted stock award granted by the Company on October 8, 2018.

(e)
Trading Restrictions. Employee acknowledges and agrees that he (i) will not buy or sell any securities of the Company during the period from the Effective Date until the commencement of the second trading day on the NASDAQ Stock Market after the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the Securities and Exchange Commission and (ii) will comply in all respects with applicable federal securities laws pertaining to “insider trading” with respect to securities of the Company.

(f)
Taxes. The payments referenced in this Section 2 shall be subject to reduction for tax and other withholding obligations. In no event shall the Releasees (as defined below) be liable to Employee for any Claim related to taxes, interest or penalties that may be imposed on Employee under Section 409A of the Internal Revenue Code of 1986, as amended, and similar state laws related to the payments referenced in this Section 2. Employee shall be liable for any such taxes, interest and penalties.

3.	Release and Waiver of Claims.

(a)
Claims. As used in this Agreement, the term “Claims” shall include all claims, complaints, charges, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, damages, attorneys’ fees, judgments, losses and liabilities of any kind or nature whatsoever, in law or equity.

(b)
Release. In consideration of the payments and benefits described in this Agreement, to which Employee agrees that Employee is not entitled unless he executes this Agreement and it becomes effective in accordance with the terms of this Agreement, Employee, for and on behalf of himself and his heirs, successors and assigns (collectively, the “Releasors”), subject to the last sentence of this Section 3(b), waives and releases all common law, statutory and other Claims, whether known or unknown, that Employee ever had, now has or may have against the Company and its shareholders, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official capacities), employee benefit plans and their administrators and fiduciaries (in their official capacities), insurers, representatives, or agents, or any of affiliates, successors or assigns of any of the foregoing (collectively, the “Releasees”), by reason of facts or omissions that have occurred on or prior to the Effective Date, including any and all (i) Claims arising out of Employee’s employment or other service or termination of employment or other service, or any term or condition of that employment or other service, or arising under federal, state, local or foreign laws pertaining to employment, the Age Discrimination in Employment Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York State Equal Pay Law, the New York State Labor Law, the New York Whistleblower Law, or any other federal, state, local or foreign laws relating to discrimination on the basis of age, sex or other protected class, (ii) Claims under federal, state, local or foreign laws for express or implied breach of contract, breach of the Employment Agreement, wrongful discharge, defamation, torts or intentional infliction of emotional distress, and (iii) related Claims for attorneys’ fees and costs. Except with respect to Unreleased Claims, Employee agrees that the foregoing release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms of this Agreement that is or may be initiated, prosecuted, or maintained by the Releasors. Employee acknowledges that he intends to waive and release all rights, known or unknown, that he may have against the Releasees under these or any other laws.

(c)
No Claims. Employee acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any Claims waived in the preceding paragraph.

(d)
Acknowledgement of Full and Final Release. Employee acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including monetary damages, equitable relief and reinstatement) under any of the Claims waived in this Section 3.

(e)
Non-Disparagement. Employee agrees that, at all times following his signing of this Agreement, Employee shall not engage in any vilification of any member of the Company Group or any of its directors, officers, employees or service providers and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning any member of the Company Group or any of its directors, officers, employees or service providers, including with respect to management or communication style, methods of doing business, quality of products and services, or role in the community. Employee further agrees to do nothing that would damage the business reputation or goodwill of any member of the Company Group or any of its directors, officers, employees or service providers. The Company agrees that its Chairman of the Board of Directors will instruct the members of the Company’s Board of Directors and Executive Leadership Team that they shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Employee that would damage his reputation.

4.	Knowing and Voluntary Waiver. Employee expressly acknowledges and agrees that he:

(a)	is able to read the language, and understand the meaning and effect, of this Agreement;

(b)
has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms and is not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)
is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the payments and benefits provided by this Agreement, which it has agreed to provide him because of his agreement to accept them in full settlement of all possible Claims that he is releasing under this Agreement;

(d)	acknowledges that, but for his timely execution and non-revocation of this Agreement, he would not be entitled to the payment provided by this Agreement;

(e)
had or could have had until the Offer Expiration Date in which to review and consider this Agreement and, if he has executed this Agreement prior to the Offer Expiration Date, has voluntarily and knowingly waived the remainder of the review period;

(f)	was advised in writing to consult with his attorney regarding the terms and effect of this Agreement; and

(g)	has signed this Agreement knowingly and voluntarily.

5.
No Suit. Employee represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the Claims released in this Agreement. If, notwithstanding this representation and warranty, Employee has filed or files such a complaint, charge or lawsuit, Employee agrees that he shall cause such complaint, charge or lawsuit to be dismissed with prejudice against him and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including the attorneys’ fees of any of the Releasees against whom Employee has filed such complaint, charge or lawsuit.

6.	No Re-Employment and Employment Agreement Provisions.

(a)	No Re-Employment. Employee waives any and all Claims to re-employment with any member of the Company Group.

(b)
Covenants. Employee covenants and agrees that he will abide by the post-termination covenants and other agreements set forth in Section 4(b) (“Term”), Section 7 (“Confidentiality”), Section 8 (“Company's Right to Inventions and Discoveries”), Section 9 (“Non-Compete”) and Section 11 (“Termination”) of the Employment Agreement, all of which will survive the termination of his employment and service with the Company Group. Notwithstanding anything to the contrary in the Employment Agreement, Employee covenants and agrees that Employee’s non-competition covenant under Section 9 of the Employment Agreement, including Section 9(iii) of the Employment Agreement, will continue for twelve months following the Separation Date.

(c)
Company Property. Employee agrees that he has returned to the Company all documents of each member of the Company Group (and all copies thereof), any other property in Employee's possession or control that belongs to a member of the Company Group, and any materials of any kind that contain or embody any proprietary or confidential material of any member of the Company Group.

7.
Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

8.
Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

9.
Confidentiality. Employee acknowledges that during his period of service with the Company, he was in possession of valuable, confidential and proprietary information of the Company Group and its members. Accordingly, Employee agrees that all such information shall remain the exclusive property of the Company Group and that he will hold all such information in the strictest confidence. Employee shall not communicate any such information in any form to any third party without the Company’s prior written consent. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (each a “Government Agency”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agency or an attorney retained by Employee or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agency or to engage in any future activities protected under whistleblower statutes. Notwithstanding anything in this Agreement to the contrary, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Government Agency or official thereof, either directly or indirectly, or to any attorney and (ii) for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Furthermore, Employee understands an individual who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.
Support. Upon the request of the Company, Employee shall make himself reasonably available to assist, give testimony and review discovery requests in connection with litigation or other disputes involving the Company. If such services are requested, Employee will be compensated at the rate of $218.75 per hour for such services as an independent contractor. In addition, the Company will reimburse Employee for any required travel expenses consistent with the Company’s expense reimbursement policies and procedures. In addition, Employee shall make himself reasonably available to consult for transition matters for a period of ninety calendar days following the Separation Date.

11.	Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Employee or the Company.

12.
Entire Agreement. This Agreement and the provisions of the Employment Agreement referenced in this Agreement constitute the entire understanding and agreement between the Company and Employee regarding the termination of Employee’s service with the Company and each member of the Company Group. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between Employee and any member of the Company Group and all benefit plans of the Company and each member of the Company Group relating to the subject matter of this Agreement.

13.	Modifications. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by both the Company and Employee.

14.	Interpretation. For purposes of this Agreement:

(a)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(b)	any references in this Agreement to a Section refer to a Section of this Agreement, unless specified otherwise;

(c)	the words “include,” “includes” and “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described;

(d)	the word “or” is not exclusive;

(e)
unless the context otherwise requires, (i) references in this Agreement to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) references in this Agreement to a statute means such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder; and

(j)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

15.
Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

In Witness Whereof, each of the parties has executed this Agreement as of the date set forth underneath its signature below.

Chembio Diagnostics, Inc.			John J. Sperzel III

By:	/s/ Neil A. Goldman		/s/ John J. Sperzel III
	Title:	Chief Financial Officer and Executive Vice President

Date:	January 7, 2020	Date:	January 7, 2020